EXHIBIT 99.2

SUBSCRIPTION AGREEMENT

Summit Exploration Inc,
Suite 700, One Executive Place
1816 Crowchild Trail N.W.
Calgary, AB T2M 3Y7

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser") is purchasing ________________ shares of Common Stock of Summit Exploration Inc, (the "Company") at a price of $0.10 per Share (the "Subscription Price").

Purchaser hereby confirms the subscription for and purchase of said number of Shares and hereby agrees to pay herewith the Subscription Price for such Shares.

MAKE CHECK PAYABLE TO: CHAMBERLAIN HUTCHISON IN TRUST FOR SUMMIT EXPLORATION INC

Executed this _____ day of ___________________, 20 .
)
	)		Signature of Purchaser
)
Address of Purchaser

Printed Name of Purchaser

	X	$0.10	= US$
Number of Shares Purchased			Total Subscription Price
Form of Payment:	Cash:_______	Check #: ______________	Other: ________________
SUMMIT EXPLORATION INC,
By: ________________________________________
Title: ______________________________________